CERTIFICATE OF AMENDMENT
                                     to the
                      RESTATED CERTIFICATE OF INCORPORATION
                                       of
                         JEAN PHILIPPE FRAGRANCES, INC.
                Pursuant to the Delaware General Corporation Law


              Jean Philippe Fragrances, Inc. hereby certifies that:

     A. The name of the Corporation is Jean Philippe Fragrances, Inc. (the "Corporation"), and its original Certificate of Incorporation was filed with the Secretary of State of Delaware on May 6, 1985.

     B. The Restated Certificate of Incorporation is hereby amended in order to change the name of the Corporation. To accomplish the foregoing amendment, Article FIRST is stricken out in its entirety, and the new Article FIRST is substituted in lieu thereof as follows:

     FIRST. The name of the Corporation is INTER PARFUMS, INC.

     C. The foregoing Amendment to the Restated Certificate of Incorporation of the Corporation was authorized pursuant to Section 141(b) of the Delaware Corporation Law by the affirmative vote of a majority of the Board of Directors of the Corporation present at a meeting at which a quorum was present followed by the affirmative vote of a majority of all of the outstanding shares Common Stock of the Corporation entitled to vote on the said Amendment to the Restated Certificate of Incorporation at a meeting at which a quorum was present pursuant to Section 242 of the Delaware General Corporation Law.

     D. This Certificate of Amendment to the Restated Certificate of Incorporation shall be effective upon the filing of same with the Secretary of State of Delaware.

     IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


Dated: July 13, 1999


                                 /c/ Jean Madar
                                 --------------
                                 Jean Madar, Chief Executive Officer


                                 /s/ Annie Failler
                                 -----------------
                                 Annie Failler, Secretary